Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-111744, 333-14591, 333-56048, 33-20125 of Kimball International, Inc. on Form S-8 of our report dated August 16, 2004, relating to the consolidated financial statements of Kimball International, Inc. as of June 30, 2004 and 2003 and for each of the three years in the period ended June 30, 2004 appearing in this Annual Report on Form 10-K of Kimball International, Inc. for the year ended June 30, 2004.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Indianapolis, Indiana
August 27, 2004